July 22, 2003



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Commissioners:

We have read the statements made by Nobility Homes, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated July 15, 2003. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



/s/ PricewaterhouseCoopers LLP